NEW WORLD COFFEE - MANHATTAN BAGEL, INC.
BOND PURCHASE AGREEMENT

          THIS BOND PURCHASE AGREEMENT (the "Agreement") is entered into as of January 16, 2001, by and among New World Coffee - Manhattan Bagel, Inc., a Delaware corporation (the "Company"), and each of those entities, severally and not jointly, whose names are set forth on Exhibit A (which entities are hereinafter collectively referred to as "Investors" and each individually as a "Investor").

RECITALS

          The Investors have formed a Delaware limited liability company known as Greenlight New World, L.L.C. ("GNW") in order to implement this Agreement.

          The Investors will contribute $10 million to GNW. The sole purpose of GNW will be to purchase certain bonds (the "Bonds") known as Einstein/Noah Bagel Corporation ("Einstein") 7.25% convertible subordinated bonds June 2004.

          The Company will have no equity interest in GNW and will be the sole Manager of GNW. The Investors will own, collectively, and in proportion to the investment as set forth on Exhibit A, all of the interests in GNW.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.      FORMATION OF GNW

         1.1     Formation.  Prior to the execution and delivery of this Agreement the Investors have formed GNW under the laws of the State of Delaware. The Articles of Organization of GNW are annexed hereto as Exhibit 1.1A. The Investors and GNW have entered into an Operating Agreement a copy of which is annexed hereto as Exhibit 1.1B. If any provision of the Operating Agreement, or any amendment, supplement or replacement Operating Agreement, is inconsistent with the terms hereof, the terms of this Agreement shall prevail and shall be deemed incorporated by reference in the Operating Agreement unless such amendment, supplement or replacement has been adopted in accordance with the terms of this Agreement.

         1.2     Capitalization. The Investors have, collectively and on the date hereof, contributed an aggregate of $10 million to GNW, and such funds are collected and on deposit at KSH Investment Group, Inc. The Company, as Manager of GNW, is a sole signatory on such account. A copy of the account documents are annexed here to as Exhibit 1.2.

         1.3     Business Purpose. The sole business purpose of GNW is to purchase Bonds and hold the same and any securities and/or other property received by it on account of the Bonds, and to dispose of the Bonds and any securities and/or other property received by it on account of the Bonds as expressly set forth herein.

         1.4     Sole Manager. The Company is and shall be the sole and exclusive Manager of the business of GNW. No other person, including the Investors, shall have any authority to conduct such business. The Manager shall, in its discretion, purchase Bonds on such terms as it deems appropriate, except that purchases which cause the weighted average cost of the Bonds to exceed 65% of their face amount shall be subject to the approval of the Investors, such approval not to be unreasonably withheld or delayed. As Manager, the Company shall have the sole and exclusive right to vote the Bonds and to vote any and all securities issued to GNW on account of the Bonds in its sole discretion. The Manager's exclusive right to vote the Bonds and/or other securities, is absolute and irrevocable for so long as the Bonds and/or other securities are owned by GNW (the Bonds and Securities shall cease to be owned by GNW if transferred to the Investors in accordance with Section 2.3 hereof. The Company shall be deemed a third party beneficiary of the Operating Agreement.

         1.5     Indemnification. GNW shall indemnify and hold the Manager harmless from all costs and expenses reasonably incurred by it, or relating to legal action against it as Manager, including reasonable counsel fees and disbursements, except only such costs and expenses incurred by the Manager as a result of its gross negligence willful misconduct or breach of the terms of this Agreement or the Operating Agreement.

         1.6     No Disposition. The Investors shall not dispose of their interest in GNW without the prior written consent of the Company except in accordance with Section 3 hereof provided, however, the Investors may transfer their interests in GNW among themselves or to their record equity holders without obtaining such consent.

2.      WITHDRAWAL OF FUNDS

         2.1     No Withdrawal. Except as expressly set forth herein, the Investors shall not be entitled to withdraw their capital contributions from GNW.

         2.2     Withdrawal of Unused Funds. The Investors may withdraw, on January___, 2002 or thereafter, any funds contributed by them to GNW which as of the date of withdrawal have not been used for the purchase of Bonds (the "Section 2.2 Withdrawal").

         2.3     Sale of Bonds. At any time following an Einstein Combination, as hereinafter defined, or, upon the earlier of (a) 24 months from the date hereof, or (b) at such time as either the Board of Directors of the Company or the Chief Executive Officer of the Company determines to cease pursuing an Einstein Combination (notice of such determination to be given to the Investors promptly by the Company), the Investors may determine to have GNW liquidate all, but not less than all, of the Bonds then held by GNW or to have such Bonds distributed to the Investors. The proceeds of such sale, if carried out by GNW or the Investor are referred to as the "Section 2.3 Proceeds." The Investors shall be entitled to withdraw the Section 2.3 Proceeds at any time after the same arise, except for the Manager's Portion, as hereinafter defined, which shall be promptly paid to the Manager. The term Einstein Combination means a combination of the businesses of Einstein/Noah Bagel Corporation and the Company whether effected by merger, combination, sale of assets or sale of capital stock.

         2.4     Manager's Portion. For the purpose hereof, the Investors' contribution of $10,000,000, increased at the rate of 15% per annum from the date hereof (increased by 2% per annum commencing on the first anniversary of this Agreement and each six months thereafter), to the date of the sale of the Bonds, or the date of the exchange under Section 3, as the case may be, less any sums withdrawn under Section 2.2 hereof is referred to as the "Accreted Amount." If the Section 2.3 Proceeds exceeds the Accreted Amount, the Manager's Portion is one-third (1/3) of such excess.

         2.5     Manager's Payment. If the Section 2.3 Proceeds realized within 30 days after the events described in Section 2.3 is less than the Accreted Amount, the Manager shall pay the deficit to the Investors in the form of common stock of the Company valued at its average closing price for the ten (10) trading days preceding the date on which the sale of the Bonds is completed.

         2.6     Definition of Bonds. For the purposes of this Section 2 and Section 3, the term "Bonds" is meant to include the Bonds and all securities and/or other property received on account of the Bonds.

3.      EXCHANGE OF EQUITY

         3.1     Equity Of GNW. The term "Equity of GNW" means the 100% interest in GNW held by the Investors. Within thirty (30) days after an Einstein Combination, the Investors may elect to exchange the Equity of GNW for shares of the Company's Series E Preferred Stock by written notice, followed promptly by a closing at which the Investors shall deliver to the Company such documents as shall be required to effectively transfer the Equity of GNW to the Company or its designees, and the Company shall deliver to the Investors, pro rata to their investment in GNW, validly issued, fully paid and non-assessable shares of Series E Preferred Stock having a cumulative liquidation preference equal to the Accreted Amount as of the date of such closing.

         3.2     Certification of Designation. The Certificate of Designation of the Series E Preferred Stock is annexed hereto as Exhibit 3.2. The Certificate of Designation shall be filed with the Secretary of State of Delaware within one business day after an election under Section 3.1 hereof.

         3.3     Shares. The number of shares of Series E Preferred Stock which may be issued under Section 3.1 hereof, and the stock dividends paid thereon, are referred to herein collectively as the "Shares."

         3.4     Redemption of Shares.

                   (a)     Optional Redemption.

                           (i)   The Shares may be redeemed at the election of the Company, as a whole or from time to time in part, at any time ("Optional Redemption Date") on not less than 5 nor more than 60 days' prior notice, for an amount equal to 100% of the liquidation value of the Shares, plus all accrued or declared but unpaid dividends, if any, to the date of redemption (the "Redemption Price").

                           (ii)   If less than all the Shares are to be redeemed, the particular Shares to be redeemed will be determined on a pro rata basis among the Investors. If less than all of the Shares are to be redeemed, the Redemption Notice that relates to such Shares shall state the portion of the Shares to be redeemed. A new Series E Preferred Stock certificate representing the unredeemed Shares will be issued in the name of the holder thereof upon cancellation of the original certificate for Series E Preferred Stock and, unless the Company fails to pay the Redemption Price on the Redemption Date, after the Redemption Date dividends will cease to accrue on the Shares called for redemption.

                   (b)     Mandatory Redemption. The Company shall redeem all outstanding Shares (subject to the legal availability of funds therefor and to the extent they are not available, the Company will use all reasonable efforts to remedy the lack of such funds) on the third Anniversary of the date of this Agreement (the "Mandatory Redemption Date" and together with the "Optional Redemption Date", the "Redemption Date"), at the Redemption Price. In the event the Company fails to redeem all outstanding Shares by the Mandatory Redemption Date, and for so long as such failure continues, the Holders of all outstanding Shares shall have the right to designate fifty (50%) percent of the Company's Board of Directors (the "Greenlight Designees"). The Greenlight Designees shall abstain from any actions of the Company's Board of Directors taken to remedy such failure to redeem. The Greenlight Designees shall resign from the Board of Directors at the time such failure to redeem is remedied.

                   (c)     Procedure for Redemption. (i) Not more than 60 and not less then 5 days prior to any Optional Redemption Date, and as soon as practical prior to the Mandatory Redemption Date, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record of Shares to be redeemed on the record date fixed for such redemption of the Shares at such Holder's address as the same appears on the stock register of the Company. The Redemption Notice shall state:

                         (A)     the Redemption Price;

                         (B)     whether all or less than all of the outstanding Shares are to be redeemed and the total number of Shares being redeemed;

                         (C)     the number of Shares held by the Holder that the Company intends to redeem;

                         (D)     the Redemption Date;

                         (E)     that the Holder is to surrender to the Company, at the place or places designated in such Redemption Notice, its certificates representing the Shares to be redeemed;

                         (F)     that dividends on the Shares to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the Redemption
          Price; and

                         (G)     the name of any bank or trust company performing the duties referred to in subsection (c)(iv) below.

                          (ii)   On or before the Redemption Date, each Holder of Shares to be redeemed shall surrender the certificate or certificates representing such Shares to the Company, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                         (iii)   Unless the Company defaults in the payment in full of the Redemption Price, dividends on the Shares called for redemption shall cease to accrue on the Redemption Date, and the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest.

                         (iv)   If a Redemption Notice shall have been duly given or if the Company shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the Company with such bank or trust company in trust for the pro rata benefit of the Holders of the Shares called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called, or to be so called pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect of such Shares shall forthwith cease and terminate, except only the right of the Holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America, and shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the Redemption Notice. Any interest accrued on such funds shall be paid to the Company from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Company, after which repayment the Holders of the Shares so called for redemption shall look only to the Company for payment hereof.

4.      WARRANTS

         4.1     Issuance of Warrants.

                   (a)     Simultaneously with the execution of this Agreement, the Company will issue Warrants to purchase shares of the Company's Common Stock exercisable at $0.01 per share (the "Warrants") which Warrants will be substantially in the form of Warrant attached hereto as Exhibit 4.1(a). The Warrants will be issued pro rata to Investors, if any, and will entitle such Investors to acquire Common Stock equal, in the aggregate, to 11.25% of the Fully Diluted Common Stock of the Company as of the date hereof. Intentionally Omitted - Application made for confidential treatment. The term "Fully Diluted" shall mean the fully diluted Common Stock of the Company, determined by taking into account all options, warrants and other convertible securities issued by the Company, but not including any warrants, or options with a strike price greater than $3.00 per share and not including any of the Warrants issued under Section 4.2.

                   (b)     For purposes of this Section 4.1, the number of shares subject to such Warrants shall be calculated to result in such percentages of Fully Diluted Common Stock after the issuance of such Warrants.

         4.2     Additional Warrants.

                   (a)     If during the first year from the date of this Agreement there has not been an Einstein Combination, then, commencing with the first day of the second year after the date hereof and for so long as (1) there has not been an Einstein Combination by the end of the third year after the date hereof, or (2) there has been an Einstein Combination and the Investors have not elected to exchange the Equity of GNW for the Shares within 30 days thereafter or (3) the Investors have timely elected to receive the Shares and the same have been redeemed, whichever is sooner, the Company will issue pro rata to the Investors warrants (the "Additional Warrants") in the form of Exhibit 4.1(a) hereto representing an additional .9375% of the Fully Diluted Common Stock of the Company outstanding at the beginning of each three-month period, commencing with the first anniversary of the date of this Agreement, which percentage shall be reduced pro-rata based upon Shares theretofore redeemed at the election of the Investors (in the case of a partial redemption) or the funds withdrawn by the Investors pursuant to Section 2.2 hereof.

                   (b)     In the event the Company redeems its outstanding shares of Series F Preferred Stock, par value $.001 ("Series F Preferred Stock") and pays the redemption price therefor through the issuance of Senior Subordinated Notes (the "Notes") as provided for in Section 3(b)(ii) of the Certificate of Designation, Preferences and Rights of Series F Preferred Stock filed by the Company with the Delaware Secretary of State, then, at the time of such redemption, the Company shall issue the Investors pro-rata warrants in the form of Exhibit 4.1(a) hereto representing an additional 1.5% of the Fully Diluted Common Stock of the Company outstanding at such time. The provisions of this Section 4.2(b) will continue to apply in the event the Investors exchange the Equity of GNW for shares of Series E. Preferred Stock of the Company.

                   (c)     For purposes of this Section 4.2, at the time of each such issuance of any warrants, the number of shares subject to such warrants shall be calculated to result in the applicable percentage of Fully Diluted Common Stock before such issuance of any such warrants.

5.     DELIVERIES

        The Company shall deliver to the Investors:

                   (a)     A Compliance Certificate, executed by the Chief Executive Officer of the Company, dated the date hereof, to the effect that the conditions specified in Section 8.1 have been satisfied.

                   (b)     A certificate of the Secretary of the Company, dated as of the date hereof, in substantially the form attached hereto as Exhibit 5(b).

                   (c)     An opinion of legal counsel to the Company addressed to the Investors, dated as of the date hereof, in substantially the form attached hereto as Exhibit 5(c).

                   (d)     A registration rights agreement in the form of Exhibit 5(d) hereto.

6.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        Except as set forth on a Schedule of Exceptions delivered by the Company to the Investors, the Company (which term for the purposes of Section 6, shall include its subsidiaries) hereby represents and warrants to each Investor as of the date of this Agreement as follows:

        6.1     Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, the Warrants and the Additional Warrants the Registration Rights Agreement (as hereinafter defined) (collectively, the "Related Agreements"), and to carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

        6.2     Subsidiaries. The Company owns no equity securities of any other corporation, limited partnership or similar entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

        6.3     Capitalization; Voting Rights. The authorized capital stock of the Company, immediately prior to the Closing, will consist of (i) 50,000,000 shares of Common Stock, par value $.001 per share, 15,904,829 shares of which are issued and outstanding as of January 12, 2001, and 1,987,729 shares of which are reserved for future issuance to pursuant to the Company's Stock Option Plans, as amended and restated (the "Option Plan"), 3,747,760 shares of which are reserved for issuance upon exercise of the Warrants and other warrants of the Company, and (ii) 2,000,000 shares of Preferred Stock, par value $.001 per share, 400 of which are designated Series A Preferred Stock, none of which are issued and outstanding, 225 of which are designated Series B Preferred Stock, none of which are issued and outstanding, 500,000 of which are designated Series C Preferred Stock, none of which are issued and outstanding, 25,000 of which are designated Series D Preferred Stock, 16,719.76 of which are issued and outstanding and 700,000 shares of Series A Junior Participating Preferred Stock, none of which is presently outstanding. All issued and outstanding shares of the Company's Common Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Shares are as stated in the Certificate of Designation. Other than the 22,072,575 shares reserved for issuance under the Option Plans, the Warrants, the Additional Warrants and any other outstanding warrants and except as may be granted pursuant to the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. When issued in compliance with the provisions of this Agreement and the Certificate of Designation, the Shares and the Common Stock which may be issued upon exercise of the Warrants and the Additional Warrants (the "Warrant Shares") will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances and any restrictions on transfer; provided, however, that the Shares may be subject to restrictions on transfer under applicable state and/or federal securities laws. The consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in acceleration or other changes in the vesting provisions or other terms of any outstanding options granted by the Company. Each subsidiary of the Company listed on the Schedule of Exceptions is wholly-owned.

        6.4     Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance (or reservation for issuance) and delivery of the Shares, the Warrants and the Additional Warrants pursuant hereto have been taken or will be taken prior to the Closing. The Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies. The sale of the Shares and the Warrant Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

        6.5     Financial Statements. The Company has delivered to each Investor (a) its audited balance sheet as at and audited statement of income and cash flows for the fiscal year ending December 26, 1999 and (b) its unaudited balance sheet as at September 24, 2000 (the "Statement Date") and unaudited consolidated statement of income and cash flows for the nine month period ending on the Statement Date (collectively, the "Financial Statements"), copies of which are attached hereto as Exhibit 6.5. The Financial Statements, together with the notes thereto, are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Company as of December 26, 1999 and the Statement Date; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material), and do not contain all footnotes required under generally accepted accounting principles. The Company is not a guarantor or indemnitor of any material indebtedness of any other person, firm or corporation except its subsidiaries. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

        6.6     Liabilities. The Company has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business subsequent to the Statement Date which have not been, either in any individual case or in the aggregate, materially adverse.

        6.7     Agreements; Action.

                   (a)     Except for agreements explicitly contemplated hereby and agreements between the Company and its employees described in the SEC Filings, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

                   (b)     There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business).

                   (c)     The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock other than dividends on its Series D Preferred Stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Financial Statements) individually in excess of $25,000 or in the aggregate in excess of $250,000, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business except as set forth in the Company's filings with the Securities and Exchange Commission as of the date hereof (the "SEC Filings").

                   (d)     For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

                   (e)     The Company has proposed, and is engaged in, discussions regarding the acquisition of Einstein as described in the Schedule of Exceptions.

        6.8     Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of compensation for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company and described in the SEC Filings ) other than as disclosed in the SEC Filings. None of the officers, directors or stockholders of the Company, or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that officers, directors and/or stockholders of the Company may own up to 5% of the capital stock of publicly traded companies which may compete with the Company. No officer, director or stockholder, or any member of their immediate families, is, directly or, to the knowledge of the Company, indirectly interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company). Except as may be disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any material indebtedness of any other person, firm or corporation, other than its subsidiaries listed in the Schedule of Exceptions.

        6.9     Changes. Since the Statement Date, there has not been:

                   (a)     Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Company;

                   (b)     Any resignation or termination of any key officers of the Company, and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

                   (c)     Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

                   (d)     Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

                   (e)     Any direct or indirect loans or guarantees made by the Company to any stockholder, employee, officer or director of the Company or any members of their immediate families, other than advances made in the ordinary course of business;

                   (f)     Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder, except as disclosed in the SEC Filings;

                   (g)     Any declaration or payment of any dividend or other distribution of the assets of the Company, except for a November 11, 2000 dividend on the Series D Preferred Stock;

                   (h)     Any labor organization activity;

                   (i)     Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

                   (j)     Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

                   (k)     Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company; or

                   (l)     Any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

                   (m)     receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

                   (n)     any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                   (o)     any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

                   (p)     any agreement or commitment by the Company to do any of the things described in this Section 6.9.

        6.10     Title to Properties and Assets; Liens, etc. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than those resulting from taxes which have not yet become delinquent, and minor liens and encumbrances arising in the ordinary course of business which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, subject to ordinary wear and tear. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

        6.11     Patents and Trademarks. The Company owns or possesses sufficient legal rights to all material patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products except in the ordinary course of business. The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the material patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement or the Related Agreements, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as presently proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any material contract, covenant or instrument under which any employee is now obligated.

        6.12     Compliance with Other Instruments. The Company is not in violation or default of any term of its Certificate of Incorporation or Bylaws, or of any provision of any material mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, any statute, rule or regulation applicable to the Company which would individually or in the aggregate materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The execution, delivery, and performance of and compliance with this Agreement, and the Related Agreements, and the issuance and sale of the Shares pursuant hereto and the Warrant Shares pursuant to the Warrants and the Additional Warrants will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any such mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

        6.13     Litigation. There is no action, suit, proceeding or investigation pending, or to the Company's knowledge currently threatened, against the Company that questions the validity of this Agreement, or the Related Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The Company is not a party or subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate except in the ordinary course of business.

        6.14     Tax Returns and Payments. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability for any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

        6.15     Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company. Other than the Option Plans, the Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement, including any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, except as set forth in SEC Filings and any such immaterial plans, arrangements and agreements with non-executive officers. To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company's knowledge the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No executive officers of the Company have been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company except as set forth in the SEC Filings. The Company is not aware that any executive officer who intends to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the employment of any executive officer.

        6.16     Registration Rights. Except as required pursuant to the Registration Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register any of the Company's presently outstanding securities or any of its securities that may hereafter be issued under the Securities Act of 1933, as amended other than for the holders of Series D Preferred Stock, as set forth in the SEC Filings.

        6.17     Compliance with Laws; Permits. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations, qualifications, designations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares and the Warrant Shares except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or similar authority. The Company has duly filed, on a timely basis, all filings required pursuant to the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder.

        6.18     Environmental and Safety Laws. To its knowledge, the Company is not in violation of any material statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

        6.19     Full Disclosure. The Company has fully provided each Investor with all the information that such Investor has requested for deciding whether to purchase the Shares. This Agreement, the Schedule of Exceptions and Exhibits hereto, the Related Agreements, the SEC Filings as of the date of filing and all other documents delivered by the Company to Investors or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, do not contain any untrue statement of a material fact nor, to the Company's knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

        6.20     Minute Books; Board and Stockholder Materials. The Certificate of Designation and Bylaws of the Company are in the form previously provided to special counsel for the Investors. The minute books of the Company provided to the Investors contain a complete summary of all meetings of directors and stockholders since the time of incorporation. The Board and stockholder materials provided to the Investors are all of the materials provided by the Company to its directors and stockholders in connection with such meetings.

        6.21     Insurance. The Company has in full force and effect fire and casualty, products liability and errors and omissions insurance policies with coverage customary for companies similarly situated to the Company.

        6.22     Investment Company Act. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

7.     REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

        Each Investor hereby represents and warrants, severally but not jointly, to the Company as follows:

        7.1     Requisite Power and Authority. Investor has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their respective provisions. All action on Investor's part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Investor, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' right and (b) general principles of equity that restrict the availability of equitable remedies.

        7.2     Investment Representations. If the Investors elect to receive Shares each Investor will be deemed to have made the following representations as a condition to such election. Investor understands that the Shares have not been registered under the Securities Act. Investor also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Investor's representations contained in the Agreement. Investor hereby represents and warrants as follows:

                  (a)     Investor Bears Economic Risk. Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Investor must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Investor understands that the Company has no present intention of registering the Shares, Investor also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Investor to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Investor might propose.

                  (b)     Acquisition for Own Account. Investor is acquiring the Shares for Investor's own account for investment only, and not with a view towards their distribution.

                  (c)     Investor Can Protect Its Interest. Investor represents that by reason of its, or of its management's, business or financial experience, Investor has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Investor is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

                  (d)     Accredited Investor. Investor represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

                  (e)     Company Information. Investor has received and read the Financial Statements and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities and all of the SEC Filings. Investor has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment.

                  (f)     Rule 144. Investor acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

                  (g)     Residence. The office of the Investor in which its investment decision was made is located at the address or addresses of the Investor set forth on Exhibit A.

8.     CONDITIONS TO OBLIGATIONS.

        8.1     Conditions to Investors' Obligations. Investors' obligations hereunder are subject to the satisfaction of the following conditions as of the date hereof :

                   (a)     Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 6 hereof shall be true and correct in all material respects, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it.

                   (b)     Legal Investment. The consummation of the transactions contemplated by the Agreement and the Related Agreements shall be legally permitted by all laws and regulations to which Investors and the Company are subject.

                   (c)     Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements, including without limitation the consent of the senior lender of the Company.

                   (d)     Closing Deliveries. The Company shall have delivered to Investors all items required to be delivered at the Closing by Section 5 of this Agreement.

                   (e)     Corporate Documents. The Company shall have delivered to Investors or their counsel, copies of all corporate documents of the Company as Investors shall reasonably request.

                   (f)     Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors and their counsel, and the Investors and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                   (g)     Payment of Fees. The Company shall have paid all fees and expenses arising under Section 9.9.

          8.2     Conditions to Obligations of the Company. The Company's obligation hereunder are subject to the satisfaction, on or prior to each such Closing, of the following conditions:

                   (a)     Representations and Warranties True. The representations and warranties made by those Investors in Section 7 hereof shall be true and correct in all material respects.

                   (b)     Performance of Obligations. The Investor shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Investor.

                   (c)     Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as may be properly obtained subsequent to the date hereof).

9.     MISCELLANEOUS.

         9.1     Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York as such laws are applied to agreements between New York residents entered into and performed entirely in New York.

         9.2     Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Investor and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

         9.3     Successors and Assigns.

                   (a)     Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time, if any.

                   (b)     Each Investor agrees that it will not sell, assign or transfer any Warrant or Share to any person other than (A) its partners, shareholders or members and (B) the members of its general partner and (C) the members, partners or shareholders of any of the managing member's members and (D) another Investor not to exceed [20] transferees. Any attempt to transfer Warrants or Shares not in compliance with this Section 9.3(b) shall be null and void. Certificates evidencing the shares will include the following legend:

        THE TRANSFERABLIITY OF THE SECURITIES REPRESENTED BY THIS
        CERTIFICATE IS FURTHER RESTRICTED BY THE TERMS OF THE BOND
        PURCHASE AGREEMENT DATED JANUARY 16, 2001, A DUPLICATE OF THE
        ORIGINAL OF WHICH IS MAINTAINED AT THE PRINCIPAL EXECUTIVE OFFICE
        OF THE COMPANY.

         9.4     Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

         9.5     Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         9.6     Amendment and Waiver.

                   (a)     This Agreement may be amended or modified only upon the written consent of the Company and holders of at least a majority of the Shares.

                   (b)     The obligations of the Company and the rights of the holders of the Shares under the Agreement may be waived only with the written consent of the holders of at least a majority of the Shares.

         9.7     Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Certificate of Designation shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Investor's part of any breach, default or noncompliance under this Agreement, the Related Agreements or under the Certificate of Designation or any waiver on such party's part of any provisions or conditions of the Agreement, the Related Agreements, or the Certificate of Designation must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Related Agreements, the Certificate of Designation by law, or otherwise afforded to any party, shall be cumulative and not alternative.

         9.8     Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Investor at the address set forth on Exhibit A attached hereto or at such other address as the Company or Investor may designate by ten (10) days advance written notice to the other parties hereto.

         9.9     Fees and Expenses.

                   (a)     Whether or not the transactions herein contemplated or consummated, the Company will pay (i) the reasonable costs and expenses of the preparation of this Agreement by counsel to the Company and the Exhibits and the furnishing of all opinions by counsel for the Company, (ii) the reasonable fees and disbursements of Akin Gump Strauss Hauer & Feld, LLP in connection with the transactions contemplated hereby, and (iii) the Transaction Fee (as defined in Section 9.9(d) below. Notwithstanding the foregoing, GNW shall reimburse the Company for all of the foregoing expenses paid by the Company.

                   (b)     In addition to all other sums due hereunder or provided for in this Agreement, the Company shall pay to each Investor or its agents, respectively, an amount sufficient to indemnify such persons (net of any taxes on any indemnity payments) against all reasonable costs and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) and damages and liabilities incurred by each Investor or its agents pursuant to any investigation or proceeding against any or all of the Company, any Investor, or their agents, arising out of or in connection with any transaction contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of such Investor or its agents or is commenced or filed against such Investor or its agents because of this Agreement, the Related Agreements or any of the transactions contemplated hereby or thereby (or any other document or instrument executed -herewith or therewith or pursuant hereto or thereto), other than any investigation or proceeding (x) in which it is finally determined that there was gross negligence or willful misconduct on the part of such Investor seeking indemnification or its agents, (y) which relates to disputes among a Investor and its own partners, shareholders or beneficiaries or (z) which relates to a Investor's disposition of Warrants or Shares and the conduct of the Investor or its agents giving rise to such investigation or proceeding. The Company shall assume the defense, and shall have its counsel represent such Investor and such agents, in connection with investigating, defending or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation); provided, however, that such Investor, or any such agent, shall have the right (without releasing the Company from any of its obligations hereunder) to employ its own counsel to participate in the Company's defense, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with such defense or (ii) the Company shall not have provided their counsel to take charge of such defense or (iii) the Investor, or such agent of the Investor, shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the Company, then in any of such events referred to in clauses (i), (ii) or (iii) such reasonable counsel fees and expenses (but only for one counsel for the Investor and its agents) shall be borne by the Company. Any settlement of any such action, suit, claim or proceeding shall require the consent of the Company and such indemnified person (neither of which shall unreasonably withhold its consent).

                   (c)     The Company agrees to pay, or to cause to be paid, all documentary, stamp and other similar taxes levied under the laws of the United States of America or any state or local taxing authority thereof or therein in connection with the issuance and sale of the Shares and the Warrant Shares and the execution and delivery of the this Agreement and any other documents or instruments contemplated hereby or thereby and any modification of any of the same and will hold the Investor harmless without limitation as to time against any and all liabilities with respect to all such taxes.

                   (d)     The Company shall pay to the Investors, pro-rata, a transaction fee in the aggregate amount of $250,000 (the "Transaction Fee").

                   (e)     Promptly following the purchase or sale of Bonds by GNW, the Company shall provide the Investors with copies of all documentation pertaining to the purchase or sale of such Bonds.

                   (f)     The obligations of the Company under this Section 9.9 shall survive the closing hereunder.

         9.10     Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         9.11     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         9.12     Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

         9.13     Publicity. Neither the Company nor the Investors shall issue any press release or other public statement relating to this Agreement or the Related Agreements or the transactions contemplated hereby or thereby without the prior written approval of the other, not to be unreasonably withheld.

         9.14     Dispute Resolution. If any dispute arises under this Agreement, the parties shall seek to resolve any such dispute between them in the following manner:

                    (a)     Good Faith Negotiations. First, by promptly engaging in good faith negotiations among senior executives of each party.

                    (b)     Mediation. If the parties are unable to resolve the dispute within 20 business days following the first request by either party for good faith negotiations, then the parties shall endeavor to resolve the dispute by mediation administered by the American Arbitration Association ("AAA") under its Commercial Mediation Rules.

                    (c)     Equitable Relief. No party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests, but such relief shall not be sought as a means to avoid, delay or stay mediation, arbitration or Summary Proceeding.

                    (d)     Continuing Performance. Each party is required to continue to perform its obligations under this contract pending final resolution of any dispute arising out of or relating to this contract, unless to do so would be impossible or impracticable under the circumstances.

         9.15     CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY, COUNTY AND STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO THE ELECTION, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS MAY BE LITIGATED IN SUCH COURTS. THE PARTIES ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY (SUBJECT TO ANY APPEAL AVAILABLE WITH RESPECT TO SUCH JUDGMENT) IN CONNECTION WITH THIS AGREEMENT OR THE NOTES. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE PARTIES TO BRING PROCEEDINGS OR OBTAIN OR ENFORCE JUDGMENTS AGAINST EACH OTHER IN THE COURTS OF ANY OTHER JURISDICTION.

          9.16     WAIVER OF JURY TRIAL. THE PARTIES AND THE COMPANY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE RELATED AGREEMENTS OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO THE RELATED AGREEMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

          9.17     COVENANT. The Company shall not enter into any agreement which will materially interfere with the performance of its obligations hereunder.

          IN WITNESS WHEREOF, the parties hereto have executed the BOND PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

NEW WORLD COFFEE-MANHATTAN BAGEL, INC.

By:	_________________________________ Name: Title:

INVESTORS: GREENLIGHT CAPITAL, L.P.

By: _______________________________
Name: Greenlight Capital, LLC Title: General Partner

GREENLIGHT CAPITAL QUALIFIED, L.P.

By: _______________________________
Name: Greenlight Capital, LLC Title: General Partner

GREENLIGHT CAPITAL OFFSHORE, LTD.

By: _______________________________
Name: Greenlight Capital, LLC Title: General Partner